                                   MERGER AGREEMENT


                                        AMONG


                            ROCKY MOUNTAIN INTERNET, INC.,
                               a Delaware corporation,

                                    RMI-INI, INC.,
                               a Colorado corporation,


                                         AND

                                     INTERNET NOW
                                an Nevada corporation,

                                         AND

                                 HUTCHINSON PERSONS,

                                    LESLIE KELLY,

                                    TAUFIK ISLAM,

                                    SUSAN COUPAL,

                                         AND

                                      GARY KIM,


                                     Shareholders


                                  November 20, 1998

                                   MERGER AGREEMENT

       THIS MERGER AGREEMENT (this "Agreement") is entered into on November 20, 1998, by and among Rocky Mountain Internet, Inc., a Delaware corporation ("RMI"), RMI-INI, Inc., a Colorado corporation and wholly-owned subsidiary of RMI ("Subsidiary"), Internet Now, an Nevada corporation ("Internet Now") and Hutchinson Persons, Leslie Kelly, Taufik Islam, Susan Coupal and Gary Kim, the shareholders of Internet Now (individually "Shareholder" and collectively "Shareholders"). RMI, Subsidiary, Internet Now and Shareholders are collectively referred to herein as the "Parties".

       This Agreement contemplates a transaction in which RMI through Subsidiary will acquire all of the outstanding capital stock of Internet Now for cash and registered common stock of RMI delivered to Shareholders in a forward subsidiary merger whereby Internet Now will be merged with and into Subsidiary.

       Now, therefore, in consideration of the Earnest Money Deposit paid by RMI to Richard C. Onsager, P.C., as escrow agent, delivered in accordance with that certain Agreement by and between RMI and Internet Now dated October 21, 1998, the mutual promises made herein, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

       1. DEFINITIONS.    Capitalized terms used in this Agreement have the
meaning provided in the above preface and in Section 12 below.

       2. BASIC TRANSACTION.

       (a) THE MERGER. On and subject to the terms and conditions of this Agreement, Internet Now will merge with and into Subsidiary (the "MERGER") at the Closing in exchange for the Merger Consideration (defined below). Subsidiary shall be the corporation surviving the Merger ("SURVIVING CORPORATION").

       (b) EARNEST MONEY DEPOSIT. RMI has delivered to Richard C. Onsager, P.C., as escrow agent, for the benefit of the Shareholders and RMI, an earnest money deposit in the amount of Twenty Thousand Dollars ($20,000) ("Earnest Money Deposit"), in accordance with that certain agreement by and between RMI and Internet Now dated October 21, 1998, which shall be released by Mr. Onsager pursuant to such agreement.

       (c) MERGER CONSIDERATION. Shareholders shall receive as consideration at Closing the purchase price as follows (collectively the "Purchase Price"): (i) Earnest Money Deposit plus One Hundred Thirty Thousand and No/Dollars ($130,000.00) payable by wire transfer or delivery of immediately available funds to the Shareholders as set forth below and (ii)one hundred seventy one thousand two hundred fifty (171,250) shares of RMI common stock registered in accordance with RMI Registration Statement on Form S-1 (File No. 333-52731) ("RMI Shares") to be distributed to the Shareholders as set forth below:

       SHAREHOLDER            (i) EARNEST MONEY DEPOSIT     (ii) RMI SHARES
       -----------            -------------------------     ---------------
                                    PLUS CASH
                                    ---------
       Hutchinson Persons     $ 85,285.50                   98,866 RMI Shares
       Leslie Kelly           $ 56,872.50                   65,931 RMI Shares
       Taufik Islam           $  4,889.00                    4,023 RMI Shares
       Susan Coupal           $  1,500.50                    1,235 RMI Shares
       Gary Kim               $  1,452.50                    1,195 RMI Shares

       (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by facsimile and telephone commencing at 9:00 a.m. Denver and Phoenix time on or before November 30, 1998, or such other date as the Parties mutually agree (the "Closing Date").

       (e) ACTIONS AT THE CLOSING. At the Closing: (i) Shareholders will deliver to RMI the various certificates, instruments, and documents referred to in Section 8 below; (ii) RMI will deliver to Shareholders the Purchase Price; and (iii) RMI and Internet Now will each file or caused to be filed with each of the respective Secretaries of States of the State of Colorado and Nevada Articles of Merger in substantially the form attached hereto as EXHIBIT A and such other forms as required by the respective Secretaries of States ( collectively the "Articles of Merger").

       (f) EFFECT OF MERGER.

               (i) IN GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") RMI and Internet Now file or cause to be filed the Articles of Merger with each of the Secretaries of the State of the States of Colorado and Nevada. The Merger shall have the effect set forth in the Colorado Business Corporation Act and the Nevada Revised Statutes. The Subsidiary, as the Surviving Corporation, may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Internet Now or Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

               (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of Subsidiary in effect at and as of the Effective Time shall remain the Articles of Incorporation of Surviving Corporation without modification or amendment.

               (iii) BYLAWS. The Bylaws of Subsidiary in effect at and as of the Effective Time shall remain the Bylaws of Surviving Corporation without modification or amendment.

               (iv) DIRECTORS AND OFFICERS. The directors and officers of Subsidiary in office at and as of the Effective Time shall remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

       (g) CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of RMI, Subsidiary, Internet Now or Shareholders, the shares of capital stock of Subsidiary and Internet Now shall be cancelled or converted as follows:

               (i) CAPITAL STOCK OF SUBSIDIARY. Each issued and outstanding share of capital stock of Subsidiary shall continue to be issued and outstanding.

               (ii) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF INTERNET NOW. All Internet Now Shares that are owned directly or indirectly by Internet Now shall be cancelled and no stock of RMI or other consideration shall be delivered in exchange therefor.

               (iii) CONVERSION OF INTERNET NOW SHARES. The Internet Now Shares issued and outstanding (except the shares cancelled pursuant to Section 2(g)(ii) above) immediately prior to the Effective Time shall automatically be converted into the right to receive the Merger Consideration and then such Internet Now Shares shall be cancelled and retired, without any action on the part of the holders thereof, and each holder of a certificate representing such Internet Now Shares shall cease to have any rights with respect thereto, except as provided in this Section 2(g)(iii) upon the surrender of such certificates representing Internet Now Shares.

       (h) CLOSING OF TRANSFER RECORDS. After the Closing transfers of Internet Now Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. If any certificates representing such shares are so presented to the Surviving Corporation, they shall be cancelled and the only right of the holder of such certificate shall be to share in the Merger Consideration.

       3. REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS. To induce RMI to enter into this Agreement and consummate this transaction, each of the Shareholders, in his or her individual capacity and not on behalf of any other Shareholder, represents and warrants, except as otherwise specifically provided in this Section 3, to RMI that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct, complete as of Closing (as though made then and as though the Closing Date were substituted for the date of this Agreement).

       (a) AUTHORIZATION OF TRANSACTION. Shareholder has the legal capacity and the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions. Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       (b) INTERNET NOW SHARES. Shareholder holds of record and owns beneficially all of the Internet Now Shares set forth next to his or her name in
Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under any federal and state securities laws), Taxes, security interests (other than security interests that will be released at or prior to Closing), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require Internet Now or such Shareholder to sell, transfer, or otherwise dispose of any capital stock of Internet Now (other than this Agreement). Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Internet Now.

       (c) RMI PROSPECTUS. Each Shareholder hereby acknowledges that each has received and reviewed a copy of that certain Prospectus of RMI dated November 19, 1998 including all supplements and amendments thereto (as supplemented, the "RMI Prospectus") contained in RMI's shelf registration statement on Form S-1 (File No. 333-52731) as filed with the SEC.

       (d) SECURITIES REPRESENTATIONS. Each Warranting Shareholder fully understands the nature, scope and duration of the limitations on transfer contained herein and under applicable laws, including but not limited to SEC Rule 145.

       (e) AFFILIATES. The Warranting Shareholders are the only persons who are affiliates of Internet Now within the meaning of Rule 145 promulgated under the Securities Act.

       (f) SHAREHOLDERS NOT SUBJECT TO BACKUP WITHHOLDING. Each Shareholder hereby individually certifies under penalty of perjury, that each such Shareholder individually is not subject to the backup withholding provisions of
Section 3406 of the Code.

       (g) RESTRICTIVE LEGEND. The Warranting Shareholders acknowledge and understand that a legend will be placed on all stock certificates representing the RMI Shares received by Warranting Shareholders as the Purchase Price substantially to the following effect:

            THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION PURSUANT TO RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THEY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

       (h) LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. Each Shareholder acknowledges and agrees that all legal, accounting and other fees, costs and expenses associated with this transaction incurred by such Shareholder and Internet Now shall be the sole obligation of and shall be paid by such Shareholder, and shall not be the obligation of Internet Now or RMI.

       (i) DISCLOSURE. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 3 not misleading.

       4. REPRESENTATIONS AND WARRANTIES CONCERNING INTERNET NOW. To induce RMI to enter into this Agreement and consummate this transaction, each of the Warranting Shareholders, jointly and severally, represents and warrants to RMI that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of Closing (as though made then and as though the Closing Date were substituted for the date of this Agreement), except as set forth in the Disclosure Schedule delivered by Shareholders to RMI on the date hereof and updated as of the Closing Date and initialed by each of the Warranting Shareholders (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in Sections corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Agreement.

       (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Internet Now is a corporation duly organized, validly existing, and in good standing under the laws of Nevada. Internet Now is duly authorized to conduct business and is in good standing under the laws of the States of Arizona and Nevada. Internet Now has no offices or personnel outside the State of Arizona. To the Warranting Shareholders' Knowledge, Internet Now has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. Notwithstanding the forgoing, the Parties acknowledge that

Internet Now is not qualified to do business in any state other than Arizona and Nevada. Section 4(a) of the Disclosure Schedule lists the directors and officers of Internet Now. Shareholders have delivered to RMI true, correct and complete copies of Internet Now's Articles of Incorporation (Certified by the Secretaries of State of the States of Nevada, dated within 45 days of the Closing), Certificate of Good Standing from the Secretary of States of the States of Arizona and Nevada, bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), stock certificate books, and stock record books of Internet Now. Internet Now is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

       (b) CAPITALIZATION. The entire authorized capital stock of Internet Now consists of 25,000 common stock shares, of which 3,099 shares are issued and outstanding. All of the issued and outstanding Internet Now Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Shareholders as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Internet Now or any Shareholder to issue, purchase, acquire, sell, transfer, otherwise dispose of or cause to become outstanding any capital stock of Internet Now, other than pursuant to this Agreement or that certain Employment Agreement by and between Internet Now and George D. Wood, Ph.D. dated April 3,1998 (which shall be terminated by Internet Now at or prior to Closing, in a form approved by RMI). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Internet Now. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of Internet Now. The Internet Now Shares represent all of the issued and outstanding capital stock of Internet Now.

       (c) NONCONTRAVENTION. Except as set forth on Section 4(c) of the Disclosure Schedule, to the Warranting Shareholders' Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Internet Now is subject or any provision of the Articles of Incorporation or bylaws of Internet Now or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Internet Now is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets) which would have a material adverse effect on Internet Now.

       (d) AUTHORIZATION OF TRANSACTION. Internet Now has the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Internet Now, enforceable in accordance with its terms and conditions. To the Warranting Shareholders' Knowledge, Internet Now need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or governmental agency in order to consummate the transactions contemplated by this Agreement.

       (e) TITLE TO ASSETS. Section 4(e) of the Disclosure Schedule sets forth a true, correct and complete list of the properties and assets owned or leased by Internet Now indicating such as either owned or leased. Except as set forth on Section 4(e) of the Disclosure Schedule, Internet Now has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on Internet Now's October 31, 1997 balance sheet or acquired after the date thereof, free and clear of all liens, encumbrances or security interests, except for properties and assets disposed of in the Ordinary Course of Business for adequate consideration since the October 31, 1997 balance sheet.

       (f) SUBSIDIARIES, PREDECESSORS AND OTHER OWNERSHIP INTERESTS. There are not now nor have there ever been any subsidiaries of Internet Now. There are no predecessors to Internet Now. Internet Now is not a party to any joint ventures, partnerships of other types of associations. Internet Now has no ownership interest in any other entities.

       (g) FINANCIAL STATEMENTS. Section 4(g) of the Disclosure Schedule sets forth, as of Closing, copies of the following financial statements of Internet Now (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended October 31, 1997 ("Audited Financial Statements");
(ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended October 31, 1996;
(iii) unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for each full month since the Audited Financial Statements and through each full month ended prior to Closing Date; (iv) accounts payables, accounts receivables, cash balances and loan and line of credit balances current to within two (2) business days of the Closing Date; and (v) all advances from and to and notes, receivables and payables owing between Internet Now and Shareholders or any of their Affiliates. To the Warranting Shareholders' Knowledge, the Financial Statements (including the notes thereto), present fairly the financial condition of Internet Now as of such dates and the results of operations of Internet Now for such periods, are true, correct and complete, and are consistent with the books and records of Internet Now (which books and records are true, correct and complete). The Parties acknowledge that RMI's certified public accountants prepared the Audited Financial Statements based upon information provided by Shareholders and Internet Now. The Warranting Shareholders have had sufficient opportunity to review the Audited Financial Statements to make the representations and warranties set forth in this Section 4(g). All information provided by Shareholders and Internet Now to RMI and RMI's certified public accountants in conjunction with the preparation of Audited Financial Statements was at the time provided and is as of the Closing Date, without the necessity of updating, to the Warranting Shareholders' Knowledge, true, correct and complete.

       (h) EVENTS SUBSEQUENT TO OCTOBER 31, 1997.  Except as set forth on
Section 4(h) of the Disclosure Schedule, to the Warranting Shareholders' Knowledge, since October 31, 1997, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Internet Now. Without limiting the generality of the foregoing, to the Warranting Shareholders' Knowledge, since that date:

               (i) Internet Now has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) Internet Now has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 or outside the Ordinary Course of Business;

               (iii) Internet Now has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Internet Now is a party or by which it is bound involving more than $5,000 or outside the Ordinary Course of Business;

               (iv) Internet Now has not imposed any security interest upon any of its assets, tangible or intangible;

               (v) Internet Now has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

               (vi) Internet Now has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than loans to the Warranting Shareholders in a total amount of less than one hundred twenty thousand dollars ($120,000);

               (vii) Internet Now has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 or outside the Ordinary Course of Business;

               (viii) Internet Now has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) Internet Now has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $5,000 or outside the Ordinary Course of Business;

               (x) Internet Now has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the Articles of Incorporation or bylaws of Internet Now;

               (xii) Internet Now has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other than pursuant to that certain Employment Agreement by and between Internet Now and George D. Wood, Ph.D. dated April 3, 1998 (which shall be terminated by Internet Now at or prior to Closing, in a manner approved by RMI);

               (xiii) Internet Now has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xiv) Internet Now has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $5,000 dollars;

               (xv) Internet Now has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business other than loans to the Warranting Shareholders in a total amount of less than one hundred twenty thousand dollars ($120,000);

               (xvi) Internet Now has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than that certain Employment Agreement by and between Internet Now and George D. Wood, Ph.D. dated April 3, 1998 (which shall be terminated by Internet Now at or prior to Closing, in a manner approved by RMI);

               (xvii) Internet Now has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business other than increases to the Warranting Shareholders as set forth in the Disclosure Schedule;

               (xviii) Internet Now has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xix) Internet Now has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) Internet Now has not made or pledged to make any charitable or other capital contribution;

               (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Internet Now; and

               (xxii) Internet Now has not made any commitments or agreements of any kind or nature with respect to any of the foregoing.

       (i) UNDISCLOSED LIABILITIES. Except as set forth on Section 4(i) of the Disclosure Schedule, as of the Closing Date, Internet Now has no Liability (and to the Warranting Shareholders' Knowledge, there is no Basis) for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Internet Now giving or that could give rise to any Liability, except for (i) Liabilities set forth on the face of the Audited Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Audited Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

       (j) LEGAL COMPLIANCE. To the Warranting Shareholders' Knowledge, Internet Now and its Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or is pending or to the Knowledge of the Warranting Shareholders threatened against Internet Now alleging any failure so to comply other than where the failure to comply would not have a material adverse effect. Notwithstanding the forgoing, the Parties acknowledge that Internet Now has not qualified or registered to do business in any state other than the States of Arizona and Nevada.

       (k) TAX MATTERS.  Except as set forth on Section 4(k) of the Disclosure
Schedule:

               (i) Internet Now has timely filed all federal and State of Arizona Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by Internet Now (whether or not shown on any Tax Return) have been paid. Internet Now currently is not the beneficiary of any extension of time within which to file any Tax Return. Internet Now has not filed Tax Returns in any state other than Arizona, but to the Warranting Shareholders' Knowledge, no claim has ever been made by an authority in a jurisdiction where Internet Now does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Internet Now that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) Internet Now has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) Neither Warranting Shareholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Internet Now either (A) claimed or raised by any authority in writing or
       (B) as to which the Warranting Shareholders has Knowledge based upon contact with any agent of such authority.

               (iv) Section 4(k) of the Disclosure Schedule lists all federal, state, and local Tax Returns filed with respect to Internet Now for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Shareholders have delivered to RMI correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Internet Now since December 31, 1995.

               (v) Internet Now has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (vi) Internet Now has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Internet Now has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Internet Now is not a party to any Tax allocation or sharing agreement. Internet Now (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

       (l) REAL PROPERTY.

               (i) Internet Now does not own and has never owned any real property.

               (ii) Section 4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Internet Now. Attached to Section 4(l) of the Disclosure Schedule, as of the Closing Date, is an estoppel certificate, in a form satisfactory to RMI, executed by each landlord or sublandlord. Warranting Shareholders have delivered to RMI true, correct and complete copies of the leases and subleases listed in
       Section 4(l) of the Disclosure Schedule (as amended through the Closing
       Date). Except as set forth on Section 4(l) of the Disclosure Schedule and to the Warranting Shareholders' Knowledge, with respect to each lease and sublease listed in Section 4(l) of the Disclosure Schedule:

                      (A) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect;

                      (B) the lease or sublease will continue to be legal,
               valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (C) no party to the lease or sublease is in breach or
               default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) no party to the lease or sublease has repudiated any
               provision thereof;

                      (E) there are no disputes, oral agreements, or
               forbearance programs in effect as to the lease or sublease;

                      (F) Internet Now has not assigned, transferred, conveyed,
               mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                      (G) all facilities leased or subleased thereunder have
               received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                      (H) all facilities leased or subleased thereunder are
               supplied with utilities and other services necessary for the operation of said facilities; and

                      (I) the owner of the facility leased or subleased has
               good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

       (m) INTELLECTUAL PROPERTY.  To the Knowledge of Warranting Shareholders:

               (i) Internet Now owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Internet Now as presently conducted. Each item of Intellectual Property owned or used by Internet Now immediately prior to the Closing hereunder will be owned or available for use by RMI on identical terms and conditions immediately subsequent to the Closing hereunder. Internet Now has taken all reasonable and necessary actions to maintain and protect each item of Intellectual Property that it owns or uses.

               (ii) Internet Now has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Internet Now has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Internet Now must license or refrain from using any Intellectual Property rights of any third party).No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Internet Now.

               (iii) Internet Now has no patents or registrations with respect to any of its Intellectual Property. Internet Now has not granted any licenses, agreements, or other permission to any third party with respect to any of its Intellectual Property.

                (iv) Internet Now has registered the service mark "doitnow" with the Country of Tunisia, and the domain names "doitnow.com", "doitnow.net", "ramworld.com" and "webmovers.com" with Internic Domain Registration Service. Internet Now has no other trade names or unregistered trademarks used in connection with its business. With respect to each name above:

                      (A) Internet Now possess all right, title, and interest
               in and to the item, free and clear of any Security Interest, license, or other restriction;

                      (B) the item is not subject to any outstanding
               injunction, judgment, order, decree, ruling, or charge;

                      (C) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                      (D) Internet Now has not agreed to indemnify any Person
               for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (v) Section 4(m) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Internet Now uses pursuant to license, sublicense, agreement, permission or otherwise. Shareholders have delivered to RMI true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m) of the Disclosure Schedules:

                      (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and no party thereto has repudiated any provision thereof;

                      (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) Internet Now has not granted any sublicense or similar right with respect to such license, sublicense, agreement, or permission.

               (vi) Internet Now has not granted any licenses, agreements, or permission to any third party with respect to any of its Intellectual Property.

       (n) TANGIBLE ASSETS. Section 4(n) of the Disclosure Schedule list all of the tangible assets of Internet Now, indicating those assets leased by Internet Now. Except as set forth on Section 4(n) of the Disclosure Schedule, Internet Now owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Except as set forth on Section 4(n) of the Disclosure Schedule, to the Knowledge of the Warranting Shareholders, each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used, all subject to normal wear and tear.

       (o) INVENTORY.  Internet Now has no inventory.

       (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Internet Now is a party as of the Closing Date:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which involves consideration in excess of $1,000.00, other than to customers of Internet Now in the Ordinary Course of Business;

               (iii) any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

               (v) any agreement concerning confidentiality or noncompetition;

               (vi) any agreement with Shareholders or Affiliates (other than Internet Now);

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any collective bargaining agreement;

               (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, independent contractor or other basis providing annual compensation in excess of $40,000 or providing severance benefits;

               (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees or any affiliates thereof outside the Ordinary Course of Business;

               (xi) any agreement under which a Shareholder provided a personal guarantee;

               (xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Internet Now; or

               (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

Shareholders have delivered to RMI a true, correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. To the Warranting Shareholders' Knowledge, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in identical terms following the consummation of the transaction contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

       (q) NOTES AND ACCOUNTS RECEIVABLE. As of the Closing Date Section 4(q) of the Disclosure Schedule will set forth a true, correct and complete list of all notes and accounts receivables. Except as set forth Section 4(q) of the Disclosure Schedule, all notes and accounts receivable of Internet Now are reflected properly on the books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

       (r) POWERS OF ATTORNEY. Except as set forth on Section 4(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Internet Now.

       (s) INSURANCE. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Internet Now has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

               (i) the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

               (vi) claims reports and loss runs.

To the Warranting Shareholders Knowledge, with respect to each such insurance policy, prior to and as of the Closing Date, each policy is legal, valid, binding, enforceable, and in full force and effect. Internet Now has been covered since its incorporation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Internet Now has no self-insurance arrangements.

       (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each instance in which, to the Warranting Shareholders' Knowledge, Internet Now (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Warranting Shareholders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. Except as set forth of Section 4(t) of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of Internet Now. None of the Warranting Shareholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Internet Now.

       (u) PRODUCT WARRANTY. Internet Now does not provide any warranties or guaranties for any product manufactured, sold, leased, or delivered by Internet Now.

       (v) PRODUCT LIABILITY. To the Knowledge of Warranting Shareholders, Internet Now has no Liability (and there is no Basis for any present or, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Internet Now giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Internet Now.

       (w) EMPLOYEES. All employees providing services to Internet Now (other than the Warranting Shareholders) are leased to Internet Now by AmeriCare Employers Group, Inc. Section 4(w) of the Disclosure Schedules lists all such employees and contractors along with their respective job titles, current salary and other benefits offered by Internet Now. To the Knowledge of the Warranting Shareholders, no key employee or contractors or group of employees or contractors has any plans to terminate employment with Internet Now. To the Knowledge of the Warranting Shareholders, Internet Now has not committed any unfair labor practice. Section 4(w) of the Disclosure Schedule has attached to it true, correct and complete copies of all contracts, agreements and a written summary setting forth the terms and conditions of each oral agreement with respect to such employee or contractor, including but not limited to that contract by and between Internet Now and AmeriCare Employers Group, Inc., as amended as of the Closing Date.

       (x) EMPLOYEE BENEFITS. Internet Now does not maintain or contribute and has never maintained or contributed, or to the Knowledge of the Warranting Shareholders, ever been required to maintain or contribute to any Employee Benefit Plan, Employee Pension Benefit Plan, Multiemployer Plan or Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

       (y) GUARANTIES. Internet Now is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

       (z) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as set forth on Section 4(z) of the Disclosure Schedule and to the Warranting Shareholders' Knowledge, Internet Now and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

       (aa) CERTAIN BUSINESS RELATIONSHIPS WITH INTERNET NOW. Except as set forth on Section 4(aa) of the Disclosure Schedule, Shareholders and any Affiliates have not been involved in any business arrangement or relationship with Internet Now, other than as employees, within the past twelve (12) months, and Shareholders and any Affiliates do not own any asset, tangible or intangible, which is used in the business of Internet Now.

       (bb) AVERAGE MONTHLY REVENUES. On the date of Closing, Internet Now has or will have at least 5,700 "Internet Service Customers" (defined below). Internet Now's average monthly gross revenues from its Internet Service Customers for internet access under their subscription agreement (described below) for the months of August, September and October, 1998 (determined in accordance with GAAP) is $110,000. For purposes of this Section 4(bb), "Internet Service Customers" shall mean all customers of Internet Now: (i) whose subscription for internet access is in effect, (ii) whose payment for such access is not more than twenty-nine days past due, and (iii) with respect to whom Internet Now has not received notice of termination of such subscription for internet access.

       (cc) Specific Liabilities. On the date of Closing, Internet Now has or will have specific liabilities in the following categories of not more than:

                  (A)  $65,000 of future obligations from the date of Closing through May 31, 2000 under that certain Sublease dated May 30, 1996 between Goodnet Incorporated, as sublessor, and Internet Now, as sublessee, for the property located at 404 South Mill Avenue, Suite 201, Tempe, Arizona;
                  (B)  $165,000 of future obligations from the date of Closing in capital equipment leases; and
                  (C)  $250,000 of Deferred Revenue Liabilities.  For purposes of this subsection, "Deferred Revenue Liabilities" shall mean amounts prepaid to Internet Now by it's Customers for Internet services, such service which have not yet been delivered to said Customers at the time of Closing. These Amounts shall be calculated as follows: The amount paid by the Customer for prepaid service shall be divided by the number of full Customer Months of service remaining for such Customer at the Closing. For purposes of this subsection, a "Customer Month" shall be determined based on a particular Customer's next scheduled rebilling date. A "Customer" is as defined in
                      Section 4 (bb). Thus, if a Customer is scheduled to be re-billed on the 3rd of a given month, the Customer Month, for this example Customer, shall be from the 3rd of a given month to the 2nd of the following month. For example, if on November 3, 1999 a Customer is scheduled to be re-billed $204 for one year's service and the merger Closing Date is November 20, 1998, the prepaid revenue liability for this example Customer shall be $187 (11/12 of $204 = $17, $17 x 11 full Customer Months remaining = $187).

       (dd) BROKERS' FEES. Internet Now has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Parties acknowledge and agree that any brokerage or other fees due to Rampart Associates, Inc. as a result of this transaction shall be paid by RMI.

       (ee) LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. Warranting Shareholders, jointly and severally, acknowledge and agree that all of Internet Now's legal, accounting and other fees, costs and expenses associated with this transaction shall be the sole obligation of and shall be paid by the Shareholders, and shall not be the obligation of Internet Now. Notwithstanding the forgoing, the Parties acknowledge and agree that RMI shall be solely responsible for the costs of its certified public accountants to complete the Audited Financial Statements and any audits requested by RMI for the stub period from October 31, 1997 through the Closing Date.

       (ff) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

       5. REPRESENTATIONS AND WARRANTIES OF RMI. RMI represents and warrants to Internet Now and Shareholders that the statements contained in this Section 5 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of Closing (as though made then and as though the Closing Date were substitutes for the date of this Agreement).

       (a) ORGANIZATION. RMI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. RMI has the requisite corporate power and authority to own, lease and operate its properties and is duly authorized and licensed to carry on its business as such business is currently being conducted, except where such would not have a material adverse effect.

       (b) AUTHORIZATION OF TRANSACTION. RMI has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RMI, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this agreement by RMI has been duly authorized by all requisite corporate action on the part of RMI.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RMI is subject or any provision of its charter or bylaws.

       (d) RMI PROSPECTUS. At the Closing, the RMI Prospectus will not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading, or omit to state any material fact which would have a material adverse effect on the business of RMI, its future prospects, or the value or marketability of the RMI Stock. Notwithstanding the foregoing, however, RMI makes no representation or warranty as to the future performance or business of RMI, its future prospects, or the value or marketability of the RMI stock.

       6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       (a) NOTICES AND CONSENTS. Shareholders will assist RMI and its counsel to give any notices to third parties, and will assist RMI to obtain any third party consents, that are required or that

RMI deems necessary in connection with this transaction. Each of the Parties will (and Shareholder will cause Internet Now to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

       (b) TERMINATION OF GEORGE D. WOOD'S EMPLOYMENT AGREEMENT.   At or prior
to Closing, Internet Now will terminate that certain Employment Agreement by and between Internet Now and George D. Wood, Ph.D. dated April 3, 1998 in a form acceptable to RMI and its counsel.

       (c) LOANS TO WARRANTING SHAREHOLDERS. Internet Now will in a form satisfactory to RMI, its counsel and certified public accountants pay a bonus to the Warranting Shareholders as an entry on the books and records of Internet Now effective October 31, 1998 to offset the loans made by Internet Now to the Warranting Shareholders in an amount not to exceed one hundred fifty thousand and no/Dollars ($150,000) in such a manner that Internet Now shall only be responsible for one half and Warranting Shareholders shall be responsible for one half of any local, state or federal withholding, employment, income or any other Taxes in connection with the fees paid to Warranting Shareholders. Each Warranting Shareholder agrees to hold Internet Now and RMI and its respective officers, directors and agents harmless with respect to any loss, liability, cost or expenses pertaining to any of these taxes related to the compensation payable to the Warranting Shareholders, including any and all interest and penalties associated therewith.

       (d) PRESERVATION OF BUSINESS. Warranting Shareholders will cause
Internet Now to keep its business, properties and goodwill substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

       (e) FULL ACCESS. Shareholders will permit, and Shareholders will cause Internet Now to permit, representatives of RMI to have full access (including providing introductions, where necessary), to all premises, properties, personnel, customers, lessors, licensors, licensees, vendors, supplies, creditors, debtors, books, records (including Tax records), contracts, and documents of or pertaining to Internet Now. Notwithstanding the forgoing, RMI shall contact Hutchinson Persons prior to contacting or interviewing any customer, employee or subcontracted staff member of Internet Now. Mr. Persons shall have the right to be present at all interviews of said customers, employees or subcontracted staff members. In addition, Shareholders will provide to RMI's legal counsel copies of or description of all personnel, customers, lessors, licensors, licensees, vendors, suppliers, creditors, debtors, books, records (including Tax records), contracts, and documents of or pertaining to Internet Now. Internet Now will cause its independent accountants to make available their work papers with respect to Internet Now and to otherwise provide such assistance as is reasonably requested by RMI. No discovery by RMI shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). Shareholders and Internet Now acknowledge and agree that from and after Closing RMI will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Internet Now.

       (b) WITHHOLDING TAXES ON LOAN TO WARRANTY SHAREHOLDERS. Warranty Shareholders shall be individually responsible for one half of any local, state or federal withholding, employment income or any other Taxes in connection with the bonus paid to Warranting Shareholders pursuant to Section 6(c) above. In addition, Warranting Shareholders shall be solely responsible for any and all interest and penalties assessed against the Warranting Shareholders and Internet Now in connection therewith, if any.

       (c) COOPERATION IN THE ISSUANCE OF THE AUDITED FINANCIAL STATEMENTS.
The Warranting Shareholders shall cooperate with RMI and KPMG Peat Marwick in the issuance of the Audited Financial Statements, including but not limited to the execution of all documents reasonably requested by RMI or KPMG Peat Marwick to finalize the Audited Financial Statements.

       (d) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction accruing on or prior to the Closing Date involving Internet Now, each of the other Parties will cooperate with the contesting party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

       (e) TRANSITION. During the term of the covenant not to compete set forth in Section 7(i), Shareholders will not take any action that is designed, intended or could reasonably be expected to have the effect of discouraging any lessor, licensor, customer, supplier, employee, independent contractor or other business associate of Internet Now from maintaining the same business relationships with Internet Now after Closing as it maintained with Internet Now prior to the Closing. During the term of the covenant not to compete set forth in Section 7(i) below, Shareholders will refer all customer
inquiries relating to the businesses of Internet Now to RMI.   For no additional
consideration, each of the Shareholders active in the business of Internet Now prior to Closing shall provide assistance to RMI, its employees, agents and advisors in the transition of the management of Internet Now on a full time basis as requested by RMI for a period not to exceed one (1) month following Closing. In addition for a period not to exceed an additional two (2) months thereafter, such Shareholders active in the business of Internet Now shall provide assistance to RMI, its employees, agents and advisors on a paid consulting basis, as mutually agreed to by RMI and each such Shareholder.

       (f) RELEASE OF SHAREHOLDER PERSONAL GUARANTEES. RMI will use its best efforts to obtain within 30 days of Closing the release of any obligations of Internet Now which are personally guaranteed by a Shareholder and set forth on
Section 7(f) of the Disclosure Schedule, including but not limited to sending a certified letter to each such lender, landlord, vendor or other Person at the address set forth on Section 7(f) of the Disclosure Schedule, offering to substitute the guaranty of RMI for the personal guarantee of such Shareholder. If RMI is unable to obtain the release of any Shareholder's personal guarantee within 30 days of Closing, RMI shall agree to be primary guarantor of such obligation within 60 days of Closing. If RMI is not accepted as a primary guarantor, RMI shall offer to be an additional guarantor. Section 7(f) of the Disclosure Schedule sets forth the personal guarantees of the Shareholders by name, address, principal contact person of each such obligee to which such request shall be sent and the nature and amount of the personal guarantee along with the name of the Shareholder granting the personal guarantee. Shareholders shall have provided true, correct and complete copies of all such contracts containing any personal guarantees. RMI shall not be obligated to request the release of any personal guarantees not set forth on Section 7(f) of the Disclosure Schedules. RMI agrees to indemnify and hold harmless such Shareholder from and against any costs or liability accruing from and after Closing with respect to any liability specifically set forth on Section 7(f) of the Disclosure Schedule. RMI shall not be responsible and shall not indemnify nor hold harmless such Shareholder from or against any liability accruing prior to or as of the Closing Date.

       (g) CONFIDENTIALITY. The Parties acknowledge and agree that RMI is acquiring as part of this transaction all of the Confidential Information of Internet Now and the Shareholders will deliver any and all tangible evidence of Internet Now's Confidential Information to RMI prior to the Closing Date. Notwithstanding the foregoing, each Shareholder may retain copies of any agreements or other documents to which such Shareholder, in his or her individual capacity and not in the capacity as a shareholder, officer, director or agent of Internet Now is or was a party. Each of the Shareholders and Internet Now will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to RMI as of Closing all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify RMI promptly of the request or requirement so that RMI may seek an appropriate protective order or waive compliance with the provisions of this Section 7(g). If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such Shareholder shall use his or her best efforts to obtain, at the request of RMI and at RMI's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as RMI shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or such Confidential Information and information that is currently in a Shareholders possession on a non-confidential basis. This Section 7(g) shall survive Closing.

       (h) NON-SOLICITATION.  Each Shareholder agrees that for a period of one
(1) year from and after Closing, he or she will not, in any manner, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, consultant, advisor, partner or otherwise, (i) solicit any Person who is a customer of Internet Now as of the Closing Date, (ii) induce any Person who is an employee, agent, contractor or subcontractor of RMI, Internet Now and/or any affiliate thereof as of the Closing Date to terminate his, her or its employment, agency, contractor or subcontractor relationship with RMI, Internet Now or any affiliate thereof, or
(iii) hire or attempt to hire any Person who is an employee, agent, contractor or subcontractor of RMI, Internet Now or any affiliate thereof as of the Closing Date. In the case of any Shareholder other than the Warranting Shareholders, the prohibition of this Section 7(h) shall only apply to the extent such Shareholder does not personally engage or personally participate in the prohibited conduct.

       EACH SHAREHOLDER AGREES THAT THE COVENANTS MADE IN THIS SECTION ARE REASONABLE WITH RESPECT TO THEIR DURATION AND PROSCRIPTION. Shareholder further agrees that the covenants made in this Section 7(h) shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section 7(h) shall survive Closing. Moreover, the existence of any claim or cause of action of Shareholders against RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Internet Now or RMI of these covenants.

       (i) COVENANT NOT TO COMPETE. For a period of one (1) year from and after the Closing Date, Hutchinson Persons and Leslie Kelly will not directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing Internet access or web hosting services in the State of Arizona; PROVIDED, HOWEVER, that no owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       EACH WARRANTING SHAREHOLDER AGREES THAT THE COVENANTS MADE IN THIS SECTION ARE REASONABLE WITH RESPECT TO THEIR DURATION, GEOGRAPHICAL AREA AND PROSCRIPTION. Each Warranting Shareholder further agrees that the covenants made in this Section 7(i) shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section 7(i) shall survive Closing. Moreover, the existence of any claim or cause of action of any Warranting Shareholder against Internet Now or RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Internet Now or RMI of these covenants.

       (j) INTERNET ACCESS. For a period not to exceed one (1) year from and after the Closing Date, RMI shall provide to the Shareholders at no cost to them basic dial-up national internet access service, if available and offered by RMI. In addition, for a period not to exceed one (1) year from and after the Closing Date, RMI shall provide to Hutchinson Persons at no cost to him (except that Hutchinson shall be solely responsible for all US WEST or other such carrier charges) DSL internet access service in the Phoenix, Arizona area, if available and offered by RMI. Notwithstanding the forgoing, RMI may terminate such access in the event any Shareholder is in breach of any provision of this Agreement.

       (k) SECURITIES MATTERS. RMI shall furnish to Warranting Shareholders such reasonable number of copies of the RMI Prospectus and such other documentation as may be necessary to facilitate the sale of the RMI Shares by the Warranting Shareholders.

       (l) PERSONAL PROPERTY. The Parties acknowledge and agree that at Closing, Internet Now shall transfer to Hutchinson Persons ownership of the laptop computer currently used by him in its "as is" condition.

       (m) PARKING SPACE. After Closing for so long as Subsidiary, RMI or any Affiliate thereof is a tenant and during the initial term of the lease for the office space located at 404 South Mill Avenue, Suite 201, Tempe, Arizona (Hayden Square), Subsidiary, RMI or its Affiliate shall permit Hutchinson to use one (1) of the parking spaces in the Hayden Square Garage at no cost to Hutchinson Persons, provided that, Hutchinson Persons grants to Subsidiary, RMI or its Affiliate the use of one (1) parking space elsewhere in the Hayden Square Garage at no cost to Subsidiary, RMI or its Affiliate. Each of Subsidiary, RMI or its Affiliate, as the case may be, and Hutchinson Persons shall comply with all reasonable requests of the landlord of the premises with respect to the parking space, including but not limited to parking in such space as designated by landlord, affixing an identification sticker(s) to the automobile, complying with all rules and regulations established by the landlord. Neither Subsidiary, RMI, or its Affiliate, nor Hutchinson Persons shall not be responsible or liable for any loss (including without limitation, loss of identification stickers or parking entrance cards, if any) or the damage arising out of or related to the use or occupancy of the parking privileges granted by the landlord.

       8. DELIVERIES AT CLOSING.

       (a) INTERNET NOW AND SHAREHOLDER DELIVERIES. At the Closing, Shareholders and Internet Now shall provide or cause to be provided the following documents:

               (i) evidence satisfactory to RMI that this Agreement, the Merger and the transaction contemplated hereby has received the Requisite Stockholder Approval and Internet Now's Board of Director's approval;

               (ii) Shareholder and Internet Now shall have delivered to RMI and Subsidiary a Disclosure Schedule as of Closing;

               (iii) Shareholder shall have delivered to RMI and Subsidiary a Merger Agreement by and between the Surviving Corporation and Internet Now in the form attached hereto as EXHIBIT A;

               (iv) Certificates of the Secretary of Internet Now dated as of the Closing Date certifying that the following are true, correct and complete copies or the originals thereof: Articles of Incorporation of Internet Now, as amended, and certified by the Nevada Secretary of State since August 1, 1998, bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), stock certificate books, transfer ledger and stock record books of Internet Now;

               (v) Certificate of Warranting Shareholders dated as of the Closing Date certifying that the following are true, correct and complete copies: the Financial Statements, Accounts Payable Aging Report, Accounts Receivables Aging Report, Accrued Employee Benefits Report, current cash balances, loan and line of credit balances, amount of all advances from and to and notes, receivables and payables owing between Internet Now and Shareholders or any of their Affiliates;

               (vi) an opinion of counsel from Richard C. Onsager, P.C. in form and substance satisfactory to counsel for RMI, addressed to RMI, and dated as of the Closing Date;

               (vii) resignations, effective as of the Closing Date, of each director and officer of Internet Now, satisfactory to RMI and its counsel;

               (viii) evidence satisfactory to RMI and its counsel of the termination of that certain Employment Agreement by and between Internet Now and George D. Wood, Ph.D. dated April 3, 1998 in a form acceptable to RMI and its counsel; and

               (ix) evidence satisfactory to RMI, its counsel and certified public accountants of the bonuses paid to the Warranting Shareholders as an entry on the books and records of Internet Now to offset the loans made by Internet Now to the Warranting Shareholders in such a manner that Internet Now shall only be responsible for one half and Warranting Shareholders shall be responsible for one half of any local, state or federal withholding, employment, income or any other taxes in connection with the fees paid to Warranting Shareholders. Each Warranting Shareholder agrees to hold Internet Now and RMI and its respective officers, directors and agents harmless with respect to any loss, liability, cost or expenses pertaining to any of these taxes related to the compensation payable to the Warranting Shareholders, including any and all interest and penalties associated therewith.

       (b) RMI DELIVERIES. At Closing, RMI shall provide or cause to be provided the Merger Consideration and evidence satisfactory to Internet Now and Shareholders that this Agreement, the Merger and the transaction contemplated hereby has received the approval of the Board of Directors of RMI and the Subsidiary.

       9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until March 31, 2000, except that the representations and warranties set forth in Sections 3(b), 4(b), 4(e), 4(k) and 4(x) hereof shall survive for the applicable statute of limitations.

       (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF RMI. Shareholders agree to indemnify RMI from and against the entirety of any Adverse Consequences RMI may suffer (including any Adverse Consequences suffered after the making of any claim for indemnification or after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any of the following:

               (i) Shareholders' or Internet Now's breach (or the allegation by any third party of facts that, if true, would mean either has breached) of any of the representations, warranties, and covenants contained in this Agreement. For purposes of the representations and warranties set forth in Section 3 of this Agreement, such indemnification shall be from the Shareholder violating such representation or warranty, individually and not jointly and severally with the remaining Shareholders. For purposes of the representations and warranties set forth in Section 4 of this Agreement, such indemnification of the Warranting Shareholders shall be joint and several. For purposes of calculating the amount of any Adverse Consequences, qualifications such as "material," "materiality" or similar qualification, shall be disregarded;

               (ii) any Liability of Internet Now (x) for any Taxes of Internet Now with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than Internet Now) under Reg.
       Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise; or

               (iii) any actions, judgements, costs and expenses (including reasonable attorney fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing.

RMI's knowledge of a breach of a representation, warranty or covenant shall not be considered as a waiver of any of the above conditions.

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDERS. In the event RMI breaches (or in the event any third party alleges facts that, if true, would mean RMI has breached) any of its representations, warranties, and covenants contained herein, then RMI agrees to indemnify Shareholders from and against the entirety of any Adverse Consequences Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

       (d) MATTERS INVOLVING THIRD PARTIES.

               (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything herein to the contrary, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and
       (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

               (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party shall consult with and obtain consent from, any Indemnifying Party in connection therewith not to be unreasonably withheld, conditioned or delayed), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party
       Claim to the fullest extent provided in this Section 9.

       (e) REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Internet Now, or the transactions contemplated by this Agreement.

       (f) OTHER INDEMNIFICATION PROVISIONS. Each of the Shareholders hereby agrees that they will not make any claim for indemnification against Internet Now by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by RMI against such Shareholders (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

       10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between RMI and Shareholders for certain tax matters following the Closing Date:

       (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Warranting Shareholders shall be responsible for filing all Tax Returns except the Federal and State Income Tax Returns for the Fiscal Year ended October 31, 1998 and any Tax Return set forth on Section 10(a) of the Disclosure Schedule. Shareholders shall cooperate with RMI in the preparation and filing of the Federal and State Income Tax Returns for the Fiscal Year ended October 31, 1998 and those Tax Returns set forth on Section 10(a) of the Disclosure Schedule for Internet Now. RMI shall obtain the consent of the Warranting Shareholders (which consent shall not be unreasonably withheld or delayed) prior to filing of the Federal and State Income Tax Returns for the Fiscal Year ended October 31, 1998 and any Tax Return set forth on Section 10(a) of the Disclosure Schedule. Shareholders shall permit RMI to review and comment on any Tax Return filed by Internet Now after October 31, 1998.

       (b) COOPERATION ON TAX MATTERS.

               (i) RMI, Internet Now and Shareholders shall each cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include retention and, upon the other party's request, provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
       Internet Now and Shareholders shall provide to RMI, who agrees to retain, all books and records with respect to Tax matters pertinent to Internet Now relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations and, to the extent notified by Shareholders, any extensions thereof of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

               (ii) RMI and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (iii) RMI and Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

       (c) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the execution and consummation of the transaction contemplated by this Agreement shall be paid by Shareholders when due, and Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, RMI will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

       11. TERMINATION.

       (a) TERMINATION OF AGREEMENT. Either Party may terminate this Agreement in its sole and absolute discretion by giving written notice to the other party at any time on or before the Closing Date.

       (b) EFFECT OF TERMINATION. If a Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided however, the Earnest Money Deposit shall be distributed in accordance with that certain Agreement by and between Internet Now and RMI dated October 21, 1998.

       12. DEFINED TERMS.

       "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, interest and fees, including court costs and attorneys' fees and expenses.

       "AFFILIATE" has the meaning set forth in Rules 12b-2 and 16b-1 of the regulations promulgated under the Securities Exchange Act.

       "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of federal, state or local law.

       "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "CLOSING" has the meaning set forth in Section 2(d).

       "CLOSING DATE" has the meaning set forth in Section 2(d).

       "CODE" means the Internal Revenue Code of 1986 and any regulation thereunder, as amended from time to time.

       "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Internet Now that is not already or becomes generally known, used or available to the public other than through a breach of this Agreement or other breach.

       "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4.

       "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit

Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

       "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

       "FINANCIAL STATEMENT" has the meaning set forth in Section 4(g).

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d).

       "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d).

       "INTERNET NOW" has the meaning set forth in the preface above.

       "INTERNET NOW SHARE" means any share of the Common Stock, no par value per share, of Internet Now.

       "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "KNOWLEDGE" means actual knowledge after due inquiry and investigation or which should have reasonably been known.

       "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "PARTY" has the meaning set forth in the preface above.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "REQUISITE SHAREHOLDERS APPROVAL" means the affirmative vote of the holders of all Internet Now Shares in favor of this Agreement and this transaction required by federal or state law, corporate charters or bylaws, or other agreement.

       "RMI" has the meaning set forth in the preface above.

       "SECURITIES ACT" means the Securities Act of 1933, as amended.

       "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       "SHAREHOLDERS" has the meaning set forth in the preface.

       "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "THIRD PARTY CLAIM" has the meaning set forth in Section 9(d).

       "WARRANTING SHAREHOLDERS" shall mean Hutchinson Persons and Leslie
Kelly.

       13. MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Internet Now and Shareholders shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of RMI in its sole and absolute discretion before and after Closing. Upon execution of this definitive agreement, RMI shall disclose or issue a statement or communication to the public regarding the proposed transaction.

       (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of RMI and Internet Now.

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO RMI:                       Rocky Mountain Internet, Inc              .
                                 Douglas H. Hanson, President, CEO and Chairman
                                 1099 18th Street, 30th Floor
                                 Denver, Colorado 80202

       WITH A COPY TO:           Minor & Brown, P.C.
                                 Lisa A. D'Ambrosia
                                 650 South Cherry Street, Suite 1100
                                 Denver, Colorado 80246
                                 Facsimile: (303) 320-6336

IF TO ANY WARRANTING
  SHAREHOLDER:                   Hutchinson Persons
                                 2051 South Dobson #17-214
                                 Mesa, Arizona  85202

       WITH A COPY TO:           Richard C. Onsager, P.C.
                                 Richard  C. Onsager
                                 3200 North Central Avenue, Suite 1112
                                 Phoenix, Arizona  85012
                                 Facsimile: (602) 631-6786

IF TO ANY SHAREHOLDER, INDIVIDUALLY, THEN TO SUCH INDIVIDUAL SHAREHOLDERS,
RESPECTIVELY:

                                 Hutchinson Persons
                                 Leslie Kelly
                                 2051 South Dobson #17-214
                                 Mesa, Arizona  85202

                                 Susan Coupal
                                 2855 S. Extension Rd. #243
                                 Mesa, AZ 85210

                                 Gary Kim
                                 6951 S. Knolls Way
                                 Littleton, CO 80122

                                 Taufik Islam
                                 15850 North Thompson Peak Parkway, #2160
                                 Scottsdale AZ 85260

       WITH A COPY TO:           Richard C. Onsager, P.C.
                                 Richard  C. Onsager
                                 3200 North Central Avenue, Suite 1112
                                 Phoenix, Arizona  85012
                                 Facsimile: (602) 631-6786

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

       (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by RMI and Internet Now. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure
Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.


                              [INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RMI:                                         RMI-INI:
Rocky Mountain Internet, Inc.,               RMI-INI, Inc., a Colorado
a Delaware corporation                       corporation



By:/s/Douglas H. Hanson                      By: /s/Douglas H. Hanson
   -------------------------------              ------------------------------
Douglas H. Hanson, CEO, President,           Douglas H. Hanson, President
      and Chairman of the Board

INTERNET NOW:
Internet Now,
a Nevada corporation


By: /s/Hutchinson Persons
    -------------------------
   Hutchinson Persons, President

SHAREHOLDERS:


/s/Hutchinson Persons                               /s/Taufik Islam
----------------------------------                  ---------------------------
Hutchinson Persons, Shareholder                     Taufik Islam, Shareholder


/s/Leslie Kelly                                     /s/Susan Coupal
----------------------------------                  ---------------------------
 Leslie Kelly, Shareholder                          Susan Coupal, Shareholder


/s/Gary Kim
----------------------------------
Gary Kim, Shareholder